[Davis Wright Tremaine LLP Letterhead]

August 25, 2006

Continental Minerals Corporation
Suite 1020 – West Pender Street
Vancouver, British Columbia
Canada V6C 2V6

Dear Sirs:

Re:      Merger Agreement and Plan of Merger, dated May 29, 2006, among Continental Minerals Corporation, Great China Mining, Inc. and Continental Merger Inc.

You have requested our opinion in connection with the proposed merger (the “Merger”) of Continental Merger Inc., a Nevada corporation (the “Sub”) and wholly-owned subsidiary of Continental Minerals Corporation, a company existing under the laws of the Province of British Columbia, Canada (the “Parent”), with and into Great China Mining, Inc., a Nevada corporation (the “Company”), with the Company as the surviving corporation, pursuant to the terms of the Merger Agreement and the Plan of Merger both by and among Parent, Sub and the Company, dated May 29, 2006, (together, the “Merger Agreement).”1 Specifically, this opinion letter considers whether the Merger qualifies for U.S. Federal income tax purposes as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).2

In rendering the opinions expressed below, we have examined copies of the following documents:

___________________________________
1	Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2	Hereinafter the provisions of the Code and the applicable Treasury Regulations thereunder will be cited by Section only.

Continental Minerals Corporation
August 25, 2006

          1.           The Merger Agreement; and

          2.            Amendment No. 1 to Form F-4 Registration Statement, Continental Minerals Corporation, dated August 25, 2006 (the “Registration Statement”);

In addition, in rendering the opinions expressed in this letter, with your consent we have relied upon the representations contained in the Continental Minerals Corporation and Continental Merger Inc. Officer’s Certificate, dated August 15, 2006 and the Great China Mining, Inc. Officer’s Certificate dated August 23, 2006 (together, the “Officers’ Certificates”). We have not independently verified any of the representations contained in the Officers’ Certificates.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents and records.

We have further assumed that (i) each of the representations in the Officers’ Certificates is and will at the time of the Merger be true and accurate (ii) each of the representations made by Parent, Sub and Company in the Merger Agreement is and will be true and accurate, and (iii) each U.S. shareholder of Company owning five percent (5%) or more of the total voting power or the total value of the stock of Parent after the Merger will enter into a five-year gain recognition agreement pursuant to and in accordance with Section 1.367(a) -8 of the Treasury Regulations.

The law covered by the opinions expressed herein is limited to the federal income tax law of the United States. Our opinions address only the qualification of the Merger as a reorganization under Section 368(a) of the Code and do not address any other Federal, state, local or foreign legal or tax implications that might arise from the Merger, or any other activities and transactions relating to the Parties.

Based upon, and subject to, the foregoing and the qualifications set forth herein, we are of the opinion that:

a.	The Merger should qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E); and

b.

Assuming that the Merger qualifies as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E), Parent, Sub and the Company will each be a “party to [the] reorganization” within the meaning of Section 368(b).

Continental Minerals Corporation
August 25, 2006

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service ("I.R.S."), private letter rulings, existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement and the Merger Agreement and Officers’ Certificates. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Merger, and this opinion letter is not binding on the I.R.S. or any court.

This opinion letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

This opinion letter may be relied upon by you only in connection with the transaction described in the initial paragraph of this opinion letter and may not be used or relied upon by you for any other purpose or by any other person for any other purpose whatsoever without, in each instance, our prior written consent.

We acknowledge that we are referred to in the Registration Statement under the headings “Material United States Federal Income Tax Consequences of the Merger,” “Material United States Federal Income Tax Consequences Related to the Merger” and “Experts” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.

Our opinions address only the qualification of the Merger as a reorganization under Section 368(a) of the Code and do not address any other Federal, state, local or foreign legal or tax implications that might arise from the Merger, or any other activities and transactions relating to the Parties.

Very truly yours,

/s/ Davis Wright Tremaine LLP